Exhibit 99.1
HF Foods Reports Third Quarter 2023 Financial Results
Pre-Recorded Earnings Call Webcast Available on Investor Relations Website
Announces Comprehensive, Operational Transformation Plan to Drive Growth and Cost Savings
Las Vegas, NV – November 9, 2023 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods”, or the “Company”), a leading food distributor to Asian restaurants across the United States, reported financial results for the third quarter and nine months ended September 30, 2023.
Third Quarter 2023 Financial Results
•Net revenue decreased 6.4% to $281.5 million compared to $300.7 million in the prior year.
•Gross profit decreased 1.1% to $50.9 million, or 18.1% gross profit margin compared to $51.5 million, or 17.1% gross profit margin in the prior year.
•Net income (loss) increased to net income of $2.0 million compared to net loss of $3.9 million in the prior year.
•Adjusted EBITDA increased 151.0% to $10.0 million compared to $4.0 million in the prior year.
Nine Months 2023 Financial Results
•Net revenue decreased 1.2% to $867.6 million compared to $878.6 million in the prior year.
•Gross profit decreased 2.0% to $151.8 million, or 17.5% gross profit margin compared to $154.8 million, or 17.6% gross profit margin in the prior year.
•Net (loss) income decreased to a net loss of $5.4 million compared to net income of $3.7 million in the prior year.
•Adjusted EBITDA decreased 32.9% to $24.0 million compared to $35.8 million in the prior year.
Management Commentary
“In the third quarter we made significant progress in enhancing our profitability, as our investments in people and processes began to bear fruit. Building on that momentum, we are very pleased to announce our comprehensive operational transformation plan, which began earlier this year, that we believe will have a significant, positive impact on both our growth and profitability for years to come,” said Peter Zhang, Chief Executive Officer of HF Foods. “We have a unique opportunity ahead of us as we are the only scaled, nationwide operator serving the growing Asian foodservice market, and because of the truly personal experience we provide Asian restaurant owners in the U.S., which has led to consistent, long-term relationships. Over the past year, we have meticulously analyzed every aspect of our business. We believe that our resulting transformation initiative, which aims to drive sales and cost efficiencies, will allow us to improve our service and variety of offerings to customers and deliver value to all stakeholders.”
Revenue by Product Category

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands)	2023		2022		2023		2022
Seafood	$87,475	31%	$94,077	32%	$271,748	32%	$262,280	30%
Asian Specialty	74,384	26%	73,380	24%	228,545	26%	223,393	25%
Meat and Poultry	54,787	19%	63,647	21%	162,848	19%	187,671	22%
Fresh Produce	29,578	11%	31,260	10%	93,425	11%	92,215	10%
Packaging and Other	17,342	6%	20,867	7%	54,775	6%	64,176	7%
Commodity	17,887	7%	17,480	6%	56,279	6%	48,833	6%
Total	$281,453	100%	$300,711	100%	$867,620	100%	$878,568	100%

Third Quarter 2023 Results
Net revenue was $281.5 million for the third quarter of 2023 compared to $300.7 million in the prior year period, a decrease of $19.3 million, or 6.4%. The decline was primarily attributable to decreases of $8.9 million in Meat and Poultry revenue and $6.6 million in Seafood revenue, driven by deflationary pricing of poultry and shrimp. During the three months ended September 30, 2022, we benefited from the significant inflation experienced in poultry pricing, which created a tough year-over-year revenue compare.
Gross profit was $50.9 million compared to $51.5 million in the prior year period, a decrease of $0.6 million, or 1.1%. Gross profit margin increased to 18.1% from 17.1% in the prior year period. The increase was primarily attributable to improved Seafood margins due to a mix shift of higher gross margin shrimp and other frozen food sales realized by the centralized purchasing program and the exit of the lower margin chicken processing business, partially offset by the deflationary pressure in Meat and Poultry.
Distribution, selling and administrative expenses decreased by $5.7 million to $48.8 million, primarily due to decreases of $3.9 million in professional fees and $0.8 million in delivery related costs, partially offset by higher payroll and related labor costs. Distribution, selling and administrative expenses as a percentage of net revenue decreased to 17.4% from 18.2% in the prior year period primarily due to lower professional fees offset by increased headcount.
Net income (loss) increased to net income of $2.0 million compared to a net loss of $3.9 million in the prior year period. The increase was primarily attributable to the decreased distribution, selling and administrative costs and the $1.7 million change in the fair value of interest rate swaps, partially offset by a $0.4 million increase in lower gross profit, higher interest expense, and decreased tax benefit.
Adjusted EBITDA increased 151.0% to $10.0 million compared to $4.0 million in the prior year.
Nine Months 2023 Results
Net revenue was $867.6 million for the first nine months of 2023 compared to $878.6 million in the prior year period. The decline was primarily attributable to the $24.8 million decrease in Meat and Poultry revenue, driven by deflationary pricing in poultry as well as a $9.4 million decrease in Packaging and Other due to lower volume, partially offset by an increase of $7.4 million in Commodity revenue due to higher volume as well as the Seafood revenue generated due to the Sealand Food, Inc. acquisition (the “Sealand Acquisition”).
Gross profit was $151.8 million compared to $154.8 million in the prior year period. The decline was primarily attributable to decreases in Meat and Poultry, Packaging and Other and Commodity revenue, partially offset by the additional Seafood revenue generated due to the Sealand Acquisition. Notably, poultry pricing decreased from the elevated levels we benefited from in the prior year period. Gross profit margin remained relatively flat at 17.5%.
Distribution, selling and administrative expenses increased by $13.2 million to $154.0 million primarily due to an increase of $5.1 million in payroll and related labor costs, inclusive of the additional costs due to the Sealand Acquisition, and an increase of $1.9 million in insurance related costs. Professional fees increased to $18.7 million, from $17.1 million in the prior year period. In addition, the Company recognized asset impairment of $1.2 million related to the exit of the chicken processing facility. Distribution, selling and administrative expenses as a percentage of net revenue increased to 17.8% from 16.0% in the prior year period, primarily due to increased headcount and the higher costs described above.
Net (loss) income decreased to a net loss of $5.4 million compared to net income of $3.7 million in the prior year period. The decrease was primarily attributable to the increased distribution, selling and administrative costs and lower gross profit, as well as a $3.3 million increase in interest expense, partially offset by the decrease of $6.1 million in lease guarantee expense and the $1.2 million change in the fair value of interest rate swaps.
Adjusted EBITDA decreased 32.9% to $24.0 million compared to $35.8 million in the prior year.

Cash Flow and Liquidity
Cash flow from operating activities increased to $20.6 million for the first nine months of 2023, compared to $6.9 million in the prior year period. The increase in cash flow from operating activities was primarily due to the timing of working capital outlays. As of September 30, 2023, the Company had a cash balance of $14.3 million and access to approximately $48.6 million in additional funds through its $100.0 million line of credit, subject to a borrowing base calculation.
Transformation Plan
To position the business for long-term success, HF Foods has initiated a comprehensive, operational transformation plan in an effort to drive growth and cost savings. The transformation is focused on four key areas, each of which the Company expects will positively impact future growth or cost savings. The components of the transformation are as follows:
•Centralized Purchasing: The Company will formalize its national category purchases and welcome new vendors into its ecosystem. This will allow the Company to unlock synergies from its prior acquisitions, and deliver savings in its largest categories.
•Fleet and Transportation: HF Foods will be establishing a national fleet maintenance program. Within this, the Company plans to define new truck specifications, initiate a replacement program for 50% of the current fleet, implement a national fuel savings program to maximize efficiency, and outsource domestic inbound freight logistics to a third-party partner to adopt a cohesive national approach to its supply chain. This is expected to deliver substantial improvements to the Company’s transportation system.
•Digital Transformation: HF Foods will be implementing a modern ERP solution across all of its distribution centers. This is expected to deliver enhanced operational efficiency and responsiveness, streamlined processes, and greater data driven decision-making.
•Facility Upgrades: The Company will be reorganizing and upgrading its facilities and distribution centers to efficiently streamline costs, and to capitalize on cross-selling opportunities with both new and existing customers.
Earnings Conference Call and Webcast
A pre-recorded conference call and webcast with HF Foods’ management team discussing the results is now available on the Investor Relations section of the Company’s website at https://investors.hffoodsgroup.com/.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Investor Relations Contact:
HFFG Investor Relations
hffoodsgroup@icrinc.com

Forward-Looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “believes,” “intends,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.
Non-GAAP Financial Measures
Discussion of our results includes certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc., that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. may not be the same as similarly titled measures used by other companies in the industry. EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. is a useful measure of operating performance because it excludes certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its current Quarterly Report on Form 10Q, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash	$14,300	$24,289
Accounts receivable, net	43,461	44,399
Inventories	115,942	120,291
Other current assets	23,611	8,937
TOTAL CURRENT ASSETS	197,314	197,916
Property and equipment, net	135,350	140,330
Operating lease right-of-use assets	12,520	14,164
Long-term investments	2,401	2,679
Customer relationships, net	149,823	157,748
Trademarks and other intangibles, net	32,055	36,343
Goodwill	85,118	85,118
Other long-term assets	8,203	3,231
TOTAL ASSETS	$622,784	$637,529
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$6,888	$21,946
Line of credit	47,648	53,056
Accounts payable	78,623	57,044
Current portion of long-term debt, net	5,868	6,266
Current portion of obligations under finance leases	1,832	2,254
Current portion of obligations under operating leases	3,609	3,676
Accrued expenses and other liabilities	17,157	19,648
TOTAL CURRENT LIABILITIES	161,625	163,890
Long-term debt, net of current portion	111,220	115,443
Obligations under finance leases, non-current	11,174	11,441
Obligations under operating leases, non-current	9,171	10,591
Deferred tax liabilities	31,976	34,443
Other long-term liabilities	5,262	5,472
TOTAL LIABILITIES	330,428	341,280
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred Stock	—	—
Common Stock	5	5
Additional paid-in capital	600,696	598,322
Accumulated deficit	(311,413)	(306,514)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	289,288	291,813
Noncontrolling interests	3,068	4,436
TOTAL SHAREHOLDERS’ EQUITY	292,356	296,249
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$622,784	$637,529

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenue	$281,453	$300,711	$867,620	$878,568
Cost of revenue	230,528	249,218	715,857	723,778
Gross profit	50,925	51,493	151,763	154,790

Distribution, selling and administrative expenses	48,841	54,589	154,013	140,840
Income (loss) from operations	2,084	(3,096)	(2,250)	13,950

Other (income) expenses:
Interest expense	2,715	2,274	8,430	5,101
Other income	(490)	(462)	(845)	(1,401)
Change in fair value of interest rate swap contracts	(1,984)	(284)	(2,094)	(850)
Lease guarantee expense	(95)	(58)	(305)	5,831
Total Other expenses, net	146	1,470	5,186	8,681
Income (loss) before income taxes	1,938	(4,566)	(7,436)	5,269

Income tax (benefit) expense	(36)	(672)	(2,053)	1,529
Net income (loss)	1,974	(3,894)	(5,383)	3,740
Less: net income (loss) attributable to noncontrolling interests	90	(30)	(484)	(74)
Net income (loss) attributable to HF Foods Group Inc.	$1,884	$(3,864)	$(4,899)	$3,814

Earnings (loss) per common share - basic	$0.03	$(0.07)	$(0.09)	$0.07
Earnings (loss) per common share - diluted	$0.03	$(0.07)	$(0.09)	$0.07

Weighted average shares - basic	54,142,396	53,798,131	54,005,010	53,716,464
Weighted average shares - diluted	54,513,314	53,798,131	54,005,010	53,981,687

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands), (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(5,383)	$3,740
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	19,551	18,245
Asset impairment charges	1,200	422
Gain from disposal of property and equipment	(278)	(1,327)
Provision for credit losses	56	226
Deferred tax benefit	(2,467)	(3,391)
Change in fair value of interest rate swap contracts	(2,094)	(849)
Stock-based compensation	2,605	673
Non-cash lease expense	2,668	2,562
Lease guarantee expense	(305)	5,831
Other expense (income)	446	54
Changes in operating assets and liabilities (excluding effects of acquisitions):
Accounts receivable	997	(8,221)
Accounts receivable - related parties	(115)	(178)
Inventories	4,349	(15,988)
Prepaid expenses and other current assets	(14,074)	(3,769)
Other long-term assets	(2,878)	(593)
Accounts payable	22,618	8,953
Accounts payable - related parties	(1,039)	(443)
Operating lease liabilities	(2,511)	(2,530)
Accrued expenses and other liabilities	(2,722)	3,515
Net cash provided by operating activities	20,624	6,932
Cash flows from investing activities:
Purchase of property and equipment	(3,495)	(5,745)
Proceeds from sale of property and equipment	900	7,805
Payment made for acquisition of Sealand	—	(34,849)
Payment made for acquisition of Great Wall Group	—	(17,445)
Net cash used in investing activities	(2,595)	(50,234)
Cash flows from financing activities:
Checks issued not presented for payment	(15,058)	682
Proceeds from line of credit	891,510	938,251
Repayment of line of credit	(896,959)	(922,080)
Proceeds from long-term debt	—	45,956
Repayment of long-term debt	(4,653)	(9,614)
Payment of debt financing costs	—	(556)
Repayment of obligations under finance leases	(1,974)	(1,876)
Repayment of promissory note payable - related party	—	(4,500)
Proceeds from noncontrolling interests shareholders	—	240
Cash distribution to shareholders	(884)	(187)
Net cash (used in) provided by financing activities	(28,018)	46,316
Net (decrease) increase in cash	(9,989)	3,014
Cash at beginning of the period	24,289	14,792
Cash at end of the period	$14,300	$17,806

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Change
	2023	2022	Amount	%
Net income (loss)	$1,974	$(3,894)	$5,868	NM
Interest expense	2,715	2,274	441	19.4%
Income tax expense	(36)	(672)	636	(94.6)%
Depreciation and amortization	6,422	6,386	36	0.6%
EBITDA	11,075	4,094	6,981	170.5%
Lease guarantee expense	(95)	(58)	(37)	63.8%
Change in fair value of interest rate swaps	(1,984)	(284)	(1,700)	NM
Stock-based compensation expense	757	162	595	NM
Business transformation costs(1)	105	—	105	NM
Acquisition, integration and other costs (2)	146	71	75	105.6%
Adjusted EBITDA	$10,004	$3,985	$6,019	151.0%

	Nine Months Ended September 30,		Change
	2023	2022	Amount	%
Net (loss) income	$(5,383)	$3,740	$(9,123)	NM
Interest expense	8,430	5,101	3,329	65.3%
Income tax (benefit) expense	(2,053)	1,529	(3,582)	NM
Depreciation and amortization	19,551	18,245	1,306	7.2%
EBITDA	20,545	28,615	(8,070)	(28.2)%
Lease guarantee expense	(305)	5,831	(6,136)	NM
Change in fair value of interest rate swaps	(2,094)	(849)	(1,245)	146.6%
Stock-based compensation expense	2,605	673	1,932	NM
Business transformation costs (1)	223	—	223	NM
Acquisition, integration and other costs (2)	1,850	1,130	720	63.7%
Asset impairment charges	1,200	422	778	184.4%
Adjusted EBITDA	$24,024	$35,822	$(11,798)	(32.9)%
____________
NM - Not meaningful
(1)    Represents non-recurring expenses prior to the launch of strategic projects including supply chain strategy improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs for the nine months ended September 30, 2023. During the three months ended September 30, 2023, we identified non-recurring expenses related to our contested proxy and related legal defense which occurred in prior periods.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Change
	2023	2022	Amount	%
Net income (loss) attributable to HF Foods Group Inc.	$1,884	$(3,864)	$5,748	NM
Amortization of intangibles	4,071	4,071	—	NM
Lease guarantee income	(95)	(58)	(37)	63.8%
Change in fair value of interest rate swaps	(1,984)	(284)	(1,700)	NM
Stock-based compensation expense	757	162	595	NM
Business transformation costs (1)	105	—	105	NM
Acquisition, integration and other costs (2)	146	71	75	105.6%
Aggregate adjustment for income taxes	137	(582)	719	NM
Non-GAAP net income (loss) attributable to HF Foods Group Inc.	$5,021	$(484)	$5,505	NM

	Nine Months Ended September 30,		Change
	2023	2022	Amount	%
Net (loss) income attributable to HF Foods Group Inc.	$(4,899)	$3,814	$(8,713)	NM
Amortization of intangibles	12,213	11,673	540	4.6%
Lease guarantee (income) expense	(305)	5,831	(6,136)	NM
Change in fair value of interest rate swaps	(2,094)	(849)	(1,245)	NM
Stock-based compensation expense	2,605	673	1,932	NM
Business transformation costs (1)	223	—	223	NM
Acquisition, integration costs and other (2)	1,850	1,130	720	63.7%
Asset impairment charges	1,200	422	778	184.4%
Aggregate adjustment for income taxes	(4,704)	(5,475)	771	(14.1)%
Non-GAAP net income attributable to HF Foods Group Inc.	$6,089	$17,219	$(11,130)	(64.6)%
____________
NM - Not meaningful
(1)    Represents non-recurring expenses prior to the launch of strategic projects including supply chain strategy improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs for the nine months ended September 30, 2023. During the three months ended September 30, 2023, we identified non-recurring expenses related to our contested proxy and related legal defense which occurred in prior periods.